Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Cardio Diagnostics Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.00001 per share	457(c)	1,235,939(2)	$0.25022 (3)	$309,231.93	$0.00015310	$47.34
Total Offering Amount								$47.34
Total Fees Previously Paid								$0
Total Fee Offsets								$0
Net Fee Due								$47.34

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of its Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Consists of 1,235,939 shares of Common Stock registered for resale by the selling stockholders, including 674,146 shares of Common Stock issuable upon exercise of Warrants.

(3)	Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee. The price of $0.2502 per share represents the average high and low sales prices of the Common Stock as quoted on the Nasdaq Capital Market on November 20, 2024, which date is within five trading days of the filing of the Registration Statement on Form S-1.

Table 2: Fee Offset Claims and Sources

Not applicable